Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 333-126177) on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan of our report dated June 8, 2007, with respect to the financial statements and supplemental schedule of the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan as of and for the year ended December 31, 2006, which report appears in the annual report on Form 11-K of the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan for the year ended December 31, 2006.

/s/ MEADEN & MOORE, LTD.
Certified Public Accountants

June 20, 2007

Cleveland, Ohio